EXHIBIT 5.1

OLSHAN
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: 212.451.2300 Facsimile: 212.451.2222

December 2, 2013

Portage Biotech Inc.
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3

Re: Issuance of Securities

Ladies and Gentlemen:

You have requested our opinion as your special U.S. securities counsel with respect to certain matters in connection with the filing by Portage Biotech Inc., a British Virgin Islands company (the "Company"), of the Registration Statement on Form S-8 (the "Registration Statement") with the U.S. Securities and Exchange Commission covering 4,450,000 shares of the Company's common stock (the "Common Stock") for possible issuance under the Company's 2013 Stock Option Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

We assume that the appropriate action will be taken, prior to the offer and sale of the Common Stock in accordance with the Plan, to register and qualify the Common Stock for sale under all applicable state securities or “blue sky” laws.

We advise you that we are licensed to practice in the State of New York. Accordingly, our opinion assumes that the laws of the British Virgin Islands would yield the same opinion as application of the laws of the State of New York and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued and paid for in accordance with the terms and conditions of the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
Olshan Frome Wolosky LLP